Exhibit 99-2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.10 per share, of EMS Technologies, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 20, 2010

MMI INVESTMENTS, L.P.

By:	MCM Capital Management, LLC General Partner

By:	/s/ JEROME J.LANDE
Jerome J. Lande
Executive Vice President

MMI PLUS, L.P.

By:	MCM Capital Management, LLC General Partner

By:	/s/ JEROME J. LANDE
Jerome J. Lande
Executive Vice President

MCM CAPITAL MANAGEMENT, LLC

By:	/s/ JEROME J. LANDE
Jerome J. Lande
Executive Vice President

/s/ CLAY B. LIFFLANDER
Clay B. Lifflander